EXHIBIT 99.2

Item 7.                     Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations for the Years Ended December 31, 2008, 2007 and 2006

	Summary Operating Results
	For the years ended December 31,
($ thousands)				$ Change
	2008	2007	2006	’08 vs. ‘07	’07 vs. ‘06
Product sales - net	$363	$580	$708	$(217)	$(128)
Cost of goods sold	102	90	108	12	(18)
Gross margin	261	490	600	(229)	(110)

Operating expenses:
Research and development	19,991	13,491	28,064	6,500	(14,573)
Selling, general and administrative	10,452	16,865	25,152	(6,413)	(8,287)
Settlement of office lease obligation	3,307	-	-	3,307	-
Provision for settlement of litigation	(340)	(4,240)	5,280	3,900	(9,520)
Write-off of prepaid royalty	-	-	1,268	-	(1,268)
Total operating expenses	33,410	26,116	59,764	7,294	(33,648)

Other (expense)/ income, net	(1,435)	836	1,454	(2,271)	(618)
Amortization of deferred financing costs and debt discount	(11,229)	-	-	(11,229)	-
Fair value – conversion feature liability	(460,000)	-	-	(460,000)	-
Fair value – warrant liability	(2,000)	-	-	(2,000)	-
Loss before income taxes	(507,813)	(24,790)	(57,710)	(483,023)	32,920

Income tax benefit	1,975	1,470	929	505	541
Net loss	$(505,838)	$(23,320)	$(56,781)	$(482,518)	$33,461

Product sales - net

Product sales - net were $0.4 million in 2008 compared with $0.6 million in 2007. Product sales-net in 2008 included $25,000 of sales of Ganite® and in 2007 included $60,000 in sales of Genasense® through the “named-patient” program managed for us by IDIS Limited (a privately owned company based in the United Kingdom), whereby IDIS distributes Ganite® and Genasense® on a “named patient” basis. “Named patient” distribution refers to the distribution or sale of a product to a specific healthcare professional for the treatment of an individual patient. Unit sales of Ganite® increased 2.7% in 2008, but reported product sales - net in 2008 include the negative impact of returns of Ganite® due to expired dating of product. Product sales-net in 2007 and 2006 included favorable adjustments to a reserve for returns of Ganite® of $0.1 million and $0.3 million, respectively.

Cost of goods sold

Cost of goods sold increased in 2008 compared to the prior year due to higher unit sales of Ganite® and  higher unit costs. Lower cost of goods sold in 2007 than in 2006 is primarily the result of lower unit sales of Ganite®.

Research and development expenses

Research and development expenses were $20.0 million in 2008, compared with $13.5 million in 2007. This increase was primarily due to the recognition of $2.5 million in March 2008 for license payments on tesetaxel, $1.0 million in accrued milestone payments related to tesetaxel, and higher expenses from the AGENDA clinical trial. In addition, during the fourth quarter of 2007, we revised our estimate of certain accrued expenses in the amount of $4.7 million, since such amount was no longer deemed probable. These factors were partially offset by lower compensation expense resulting from our workforce reductions in April 2008 and May 2008.

Research and development expenses incurred on the Genasense® project in 2008 were approximately $15.0 million, representing 75% of research and development expenses, (including the $2.5 million for license payments and $1.0 million in milestone payments related to tesetaxel).

Research and development expenses were $13.5 million in 2007 compared with $28.1 million in 2006. The prior year included higher manufacturing and other expenses incurred in preparation for the possible commercial launch of Genasense® and expenses related to regulatory review. The decline in expenses in 2007 reflects the comparison to this higher level of expenses in 2006, as well as the impact of a staff reduction in December 2006. Also, in 2007, we revised our estimate of certain accrued expenses in the amount of $4.7 million, since such amount was no longer deemed probable. Research and development expenses incurred on the Genasense® project in 2007 were approximately $10.3 million, representing 76% of research and development expenses.

Due to the significant risks and uncertainties inherent in the clinical development and regulatory approval processes, the nature, timing and costs of the efforts necessary to complete projects in development are subject to wide variability. Results from clinical trials may not be favorable. Data from clinical trials are subject to varying interpretation and may be deemed insufficient by the regulatory bodies that review applications for marketing approvals. As such, clinical development and regulatory programs are subject to risks and changes that may significantly impact cost projections and timelines.

Selling, general and administrative expenses

Selling, general and administrative expenses were $10.5 million in 2008, compared with $16.9 million in 2007. The decrease is primarily due to our efforts at lowering administrative expenses, lower office rent of $1.1 million and lower compensation expense resulting from our workforce reductions in April 2008 and May 2008.

Selling, general and administrative expenses were $16.9 million in 2007, compared with $25.2 million in 2006. The prior year included a buildup of sales and marketing expenses incurred in preparation for a possible commercial launch of Genasense®. The decline in expenses in 2007 reflects the comparison to this higher level of expenses in 2006, as well as the impact of our December 2006 staff reduction. In addition, depreciation expense declined by $0.8 million and share-based compensation declined by $1.1 million.

Settlement of office lease obligation

In May 2008, we entered into an amendment of our lease for office space with The Connell Company, (Connell) whereby the lease for one floor of our office space in Berkeley Heights, New Jersey was terminated. Connell received a termination payment of $1.3 million, comprised solely of our security deposits and we agreed to pay Connell $2.0 million upon the earlier of July 1, 2009 or our receipt of at least $5.0 million in upfront cash from a business development deal. In January 2009, we entered into another amendment of our agreement with Connell whereby our future payment of $2.0 million is now payable on January 1, 2011. We accrued for the $2.0 million and it is included on our Consolidated Balance Sheets. We will pay 6.0% interest in arrears to Connell from July 1, 2009 through the new payment date. The initial interest payment of approximately $30,000 will be payable as of October 1, 2009.

Provision for settlement of litigation

In 2006, we recorded an expense of $5.3 million that provided for the issuance of 40,000 shares of our common stock, for a settlement in principle of class action litigation. At December 31, 2007, the revised estimated value of the common shares portion of the litigation settlement was $1.0 million, resulting in a reduction in the liability for the settlement of litigation of $4.2 million. On June 27, 2008, the date that the settlement was finalized, the revised value of the 40,000 shares was $0.7 million, resulting in a reduction in the liability for the settlement of litigation of $0.3 million. See Note 6 to our Consolidated Financial Statements for the year ended December 31, 2008 for a further discussion of this provision.

Write-off of prepaid royalty

In December 2000, we recorded $1.3 million as the fair value for our commitment to issue 27,056 shares (not adjusted for 1-for-50 reverse stock split) of common stock to a major university as consideration for an amendment to a license agreement initially executed on August 1991 related to antisense technology licensed from the university. The amendment provided for a reduction in the royalty percentage rate to be paid to the university based on the volume of sales of our products containing the antisense technology licensed from such university. These shares were issued in 2001. In December 2006, we received a non-approvable notice from the FDA for our NDA for the use of Genasense® plus chemotherapy in patients with CLL. As a result, we accounted for the impairment of these prepaid royalties and recorded a write-off of this asset, (see Note 8 to our Financial Statements).

Gain on maturity of marketable securities
Interest income and other income, net
Interest expense

The total of the above referenced accounts resulted in expense, net of $(1.4) million in 2008 and income, net of $0.8 million in 2007. This decline was primarily due to interest incurred on the convertible notes, as well as lower interest income, resulting from lower investment balances. Other income, net of $0.8 million in 2007 declined from $1.5 million in 2006, primarily due to lower interest income, resulting from lower investment balances, along with higher interest expense.

Amortization of deferred financing costs and debt discount

On June 9, 2008, we issued $20 million of our senior secured convertible notes, issued our private placement agent a warrant to purchase 800,000 shares of our common stock at an exercise price of $1.00 per share and incurred a financing fee of $1.2 million. The deferred financing costs, including the financing fee and the value of the warrant, are being amortized over the two-year term of the convertible notes, resulting in amortization of $11.2 million in 2008.

Fair value – conversion feature liability

On the date that we issued the convertible notes, there were an insufficient number of authorized shares of common stock in order to permit conversion of all of the notes. In accordance with EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (EITF 00-19), when there are insufficient authorized shares to allow for settlement of convertible financial instruments, the conversion obligation for the notes should be classified as a liability and measured at fair value on the balance sheet.

On June 9, 2008, based upon a Black-Scholes valuation model that included a closing price of our common stock of $10.00 per share, we calculated a fair value of the conversion feature of $380.0 million and expensed $360.0 million, the amount that exceeded the proceeds of the $20.0 million from the initial closing. On October 6, 2008, the date on which our stockholders approved an amendment to Genta’s Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance, we re-measured the conversion feature liability and credited it to Stockholders’ equity, resulting in total expense for the year ended December 31, 2008 of $460.0 million.

Fair value – warrant liability

The warrant was also treated as a liability and was initially recorded at a fair value of $7.6 million based upon a Black-Scholes valuation model that included a closing price of our common stock of $10.00 per share. On October 6, 2008, we re-measured the warrant liability and credited it to Stockholders’ equity, resulting in total expense for the year ended December 31, 2008 of $2.0 million.

Income tax benefit

New Jersey has legislation permitting certain corporations located in the state to sell state tax loss carryforwards and state research and development credits. We sold portions of our New Jersey net operating losses research and development credits and received approximate payments of $2.0 million in 2008, $1.5 million in 2007 and $0.9 million in 2006 that are recognized as income tax benefit.

If still available under New Jersey law, we will attempt to sell our remaining tax losses in 2009. We can not be assured that the New Jersey program will continue next year, nor can we estimate what percentage of our saleable tax benefits New Jersey will permit us to sell, how much money will be received in connection with the sale, if we will be able to find a buyer for our tax benefits or if such funds will be available in a timely manner.

Net loss

Genta incurred a net loss of $505.8 million, or $455.09 per share, for 2008, $23.3 million, or $39.36 per share, for 2007 and $56.8 million, or $125.88 per share, for 2006.

The larger net loss in 2008 compared to 2007 is primarily due to the fair value charge of the conversion feature liability of $460.0 million, the amortization of deferred financing costs and debt discount of $11.2 million, the expenses resulting from the reduction in our office space of $3.3 million, the fair value charge of the warrant liability of $2.0 million, the recognition of $2.5 million in March 2008 for license payments on tesetaxel, $1.0 million in accrued milestone payments related to tesetaxel and higher expenses resulting from the AGENDA clinical trial, slightly offset by lower compensation expense resulting from the two reductions in workforce, as well as lower administrative expenses.

The lower net loss in 2007 compared to 2006 is primarily due to a comparison with a prior year that reflected a buildup of sales, marketing and manufacturing expenses incurred in anticipation of a possible commercial launch of Genasense®. In addition, the lower loss in 2007 reflects our staff reduction in December 2006, lower share-based compensation expense, lower depreciation expense and includes a benefit of $4.2 million due to a reduction in the provision for settlement of litigation.

Critical Accounting Policies

Our significant accounting policies are more fully described in Note 1 to our consolidated financial statements. In preparing our financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that, among other things, affect the reported amounts of assets and liabilities and reported amounts of revenues and expenses. These estimates are most significant in connection with our critical accounting policies, namely those of our accounting policies that are most important to the portrayal of our financial condition and results and require management’s most difficult, subjective or complex judgments. These judgments often result from the need to make estimates about the effects of matters that are inherently uncertain. Actual results may differ from those estimates under different assumptions or conditions. We believe that the following represents our critical accounting policies:

•
Going concern. Our recurring losses from operations and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern and as a result, our independent registered public accounting firms included an explanatory paragraph in their reports on our consolidated financial statements for the years ended December 31, 2008 and December 31, 2007 with respect to this uncertainty. We have prepared our financial statements on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts of liabilities that might be necessary should we be unable to continue in existence.

•
Revenue recognition. We recognize revenue from product sales when title to product and associated risk of loss has passed to the customer and we are reasonably assured of collecting payment for the sale. All revenue from product sales are recorded net of applicable allowances for returns, rebates and other applicable discounts and allowances. We allow return of our product for up to twelve months after product expiration.

•	Research and development costs. All such costs are expensed as incurred, including raw material costs required to manufacture drugs for clinical trials.

•	Estimate of fair value of convertible notes and warrant. We use a Black-Scholes model to estimate the fair value of our convertible notes and warrant.

Liquidity and Capital Resources

At December 31, 2008, we had cash, cash equivalents and marketable securities totaling $4.9 million, compared with $7.8 million at December 31, 2007, reflecting the net proceeds from the placement of $20 million of notes on June 9, 2008 offset by funds used in operating our company. During 2008, cash used in operating activities was $25.7 million compared with $31.7 million in 2007, reflecting our efforts to lower our spending.

On June 9, 2008, we issued 2-year senior convertible promissory notes bearing interest at an annual rate of 15%, payable at quarterly intervals in stock or cash at our option and the notes are convertible into shares of Genta common stock at a conversion rate of 10,000 shares of common stock for every $1,000.00 of principal. Holders of the notes have the right, but not the obligation, for the following 12 months following the initial closing date to purchase in whole, or in part, up to an additional $20 million of the notes. We have the right to force conversion of the notes in whole, or in part, if the closing bid price of our common stock exceeds $0.50 for a period of 20 consecutive trading days. Certain members of our senior management participated in this offering. The notes are secured by a first lien on all of our assets. In addition, the notes prohibit any additional financing without the approval of holders of more than two-thirds of the principal amount of the notes.

The notes included certain events of default, including a requirement that we obtain stockholder approval within a specified period of time to amend our certificate of incorporation to authorize additional shares of common stock. On October 6, 2008, at the Annual Meeting of Stockholders, our stockholders approved an amendment to Genta’s Restated Certificate of Incorporation, as amended, to increase the total number of authorized shares of capital stock available for issuance from 255,000,000, consisting of 250,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock, to 6,005,000,000, consisting of 6,000,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

In accordance with the terms of the notes, we elected to pay interest due on the notes on December 9, 2008 in shares of our common stock to all noteholders where the issuance of the shares would not cause the noteholder to beneficially own more than 4.999% of our outstanding common stock. Accordingly, on December 9, 2008, we issued 80,000 shares and $0.1 million to satisfy our interest payment.

Through December 31, 2008, our noteholders have voluntarily converted approximately $4.5 million of our convertible notes, resulting in us issuing 8.9 million shares of common stock.  From January 1, 2009 through February 4, 2009, holders of convertible notes have voluntarily converted approximately $4.6 million of their notes, resulting in an issuance of 9.2 million shares of common stock.

Upon the occurrence of an event of default, holders of the notes have the right to require us to prepay all, or a portion, of their notes as calculated as the greater of (a) 150% of the aggregate principal amount of the note plus accrued interest or (b) the aggregate principal amount of the note plus accrued interest divided by the conversion price; multiplied by a weighted average price of our common stock. Pursuant to a general security agreement, entered into concurrently with the notes, the notes are secured by a first lien on all of our assets.

In February 2008, the Company sold 0.1 million shares of the Company’s common stock at a price of $25.00 per share, raising approximately $3.1 million, before estimated fees and expenses.

Effective May 7, 2008, we moved the trading of our common stock from The NASDAQ Capital Markets to the Over-the-Counter Bulletin Board (OTCBB) maintained by FINRA (formerly, the NASD). This action was taken pursuant to receipt of notification from the NASDAQ Listing Qualifications Panel that we had failed to demonstrate our ability to sustain compliance with the $2.5 million minimum stockholders’ equity requirement for continued listing on The NASDAQ Capital Markets. On July 10, 2008, we received notification from The NASDAQ Capital Market that The NASDAQ Capital Market had determined to remove our common stock from listing on such exchange.  The delisting was effective at the opening of the trading session on July 21, 2008.

In March 2007, we sold 0.1 million shares of our common stock at a price of $108.00 per share, raising net proceeds of $10.2 million.

During 2007, the Company issued notes payable to finance premiums for its corporate insurance policies of $1.1 million at interest rates running from 5.2% to 5.9%. Payments were scheduled for seven or ten equal monthly installments for the notes initiated in 2007. The remaining balance on the notes payable was $0.5 million at December 31, 2007, which was then fully paid off during 2008.

Presently, with no further financing, we project that we will run out of funds in September 2009. The terms of the July 2009 financing, as amended, commit those investors to purchase $10 million of additional notes and warrants having the same terms of the July 2009 Notes, as well as shares of common stock. If that additional financing is consummated, we project that we will run out of funds in January 2010.  If we are unable to raise additional financing, we could be required to reduce our spending plans, reduce our workforce, license to others products or technologies we would otherwise seek to commercialize ourselves and sell certain assets. There can be no assurance that we can obtain financing, if at all, on terms acceptable to us.

Irrespective of whether an NDA or MAA for Genasense® are approved, we will require additional cash in order to maximize this commercial opportunity and continue its clinical development opportunities. We have had discussions with other companies regarding partnerships for the further development and global commercialization of Genasense®. Additional alternatives available to us to sustain our operations include financing arrangements with potential corporate partners, debt financing, asset-based loans, royalty-based financing, equity financing and other sources. However, there can be no assurance that any such collaborative agreements or other sources of funding will be available on favorable terms, if at all.

We anticipate seeking additional product development opportunities through potential acquisitions or investments. Such acquisitions or investments may consume cash reserves or require additional cash or equity. Our working capital and additional funding requirements will depend upon numerous factors, including: (i) the progress of our research and development programs; (ii) the timing and results of pre-clinical testing and clinical trials; (iii) the level of resources that we devote to sales and marketing capabilities; (iv) technological advances; (v) the activities of competitors; (vi) our ability to establish and maintain collaborative arrangements with others to fund certain research and development efforts, to conduct clinical trials, to obtain regulatory approvals and, if such approvals are obtained, to manufacture and market products and (vii) legal costs and the outcome of outstanding legal proceedings.

Contractual Obligations

Future contractual obligations at December 31, 2008 are as follows ($ thousands):

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Uncertain tax positions*	$841	$841	$-	$-	$-
Operating lease obligations	2,859	706	2,153	-	-
Maturity of convertible notes	15,540	-	15,540	-	-
License obligations to Daiichi Sankyo	2,125	2,125	-	-	-
Total	$21,365	$3,672	$17,693	$-	$-
* see Note 13 to the Consolidated Financial Statements

Virtually all of the operating lease obligations result from our lease of approximately 25,000 square feet of office space in Berkeley Heights, New Jersey. Our lease on this space terminates in 2010. In May 2008, we entered into an amendment of our lease agreement with The Connell Company, (Connell) whereby the lease for one floor of our office space was terminated. We agreed to pay Connell a payment of $2.0 million upon the earlier of July 1, 2009 or our receipt of at least $5.0 million in upfront cash from a business development deal. In February 2009, we entered into another amendment of our agreement with Connell whereby our future payment of $2.0 million is now payable on January 1, 2011. We will pay 6.0% interest in arrears to Connell from July 1, 2009 through the new payment date. The initial interest payment of approximately $30,000 will be payable as of October 1, 2009.

On June 9, 2008, we issued senior convertible promissory notes maturing on June 9, 2010, (see Note 12 to the Consolidated Financial Statements). Holders of the notes have the right, but not the obligation, to convert their notes, or a portion of their notes, in to shares of Genta common stock at a present conversion rate of 10,000 shares of common stock for every $1,000 of principal. The amount in the table above, $15.5 million, is the face value of convertible notes outstanding at December 31, 2008. This amount would be due on June 9, 2010 assuming no voluntary conversions by noteholders prior to the maturity date.  As of February 4, 2009, the amount is $10.9 million.

On March 7, 2008, we entered into a license agreement with Daiichi Sankyo Company, Limited, a Japanese corporation based in Tokyo, Japan, whereby we obtained the exclusive license for tesetaxel. Pursuant to the agreement, as of December 31, 2008, we owe Daiichi Sankyo two installments of $562,000 and an earned milestone payment of $1.0 million. The agreement also provides for additional payments by us upon achievement of certain clinical and regulatory milestones and royalties on net product sales. The agreement provides provisions whereby failure to make timely payments to Daiichi Sankyo may provide grounds for termination of the agreement.

Not included in the above table are any Genasense® bulk drug purchase obligations to Avecia per the terms of the Manufacturing and Supply Agreement entered into between Avecia and Genta in May 2008. The agreement calls for Genta to purchase a percentage of its global Genasense® bulk drug requirements from Avecia during the term of the agreement. Due to the uncertainties regarding the timing of any Genasense® approval and sales/volume projections, specific obligation amounts cannot be estimated at this time. Due to past purchases of Genasense® bulk drug substance, the Company has access to sufficient drug for its current needs. In addition, not included in the above table are potential milestone payments to be made to Emisphere and other suppliers of services, since such payments are contingent on the occurrence of certain events.